Exhibit 99.1

RayzeBio, Inc. Announces Closing of Upsized $358 Million Initial Public Offering and Full

Exercise of Underwriters’ Option to Purchase Additional Shares

SAN DIEGO, September 19, 2023 — RayzeBio, Inc. (Nasdaq: RYZB), a targeted radiopharmaceutical company developing an innovative pipeline against validated solid tumor targets, today announced the closing of its previously announced upsized $358 million initial public offering (IPO) of 19,869,240 shares of common stock, including the full exercise of the underwriters’ option to purchase up to 2,591,640 additional shares from RayzeBio, at a price to the public of $18.00 per share. RayzeBio sold 18,706,240 shares of common stock and the selling stockholder named in the prospectus sold 1,163,000 shares of common stock. RayzeBio did not receive any proceeds from the sale of shares by the selling stockholder. The aggregate gross proceeds to RayzeBio from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by RayzeBio, were approximately $336.7 million. The shares began trading on The Nasdaq Global Market on September 15, 2023 under the symbol “RYZB.”

J.P. Morgan, Jefferies, Evercore ISI and Truist Securities acted as joint book-running managers for the offering.

Registration statements relating to these securities have been filed with the U.S. Securities and Exchange Commission (SEC) and became effective on September 14, 2023. A copy of the registration statements can be accessed through the SEC’s website at www.sec.gov. This offering was made only by means of a prospectus forming part of the registration statements relating to these securities. A copy of the final prospectus relating to this offering may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, or by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com; and Truist Securities, Inc., Attention: Prospectus Department, 3333 Peachtree Road NE, 9th floor, Atlanta, GA 30326, or by telephone at (800) 685-4786, or by email at TruistSecurities.prospectus@Truist.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About RayzeBio

RayzeBio is building a vertically integrated radiopharmaceutical therapeutics (RPT) company to treat various cancers, with its lead program in a Phase 3 clinical trial. RayzeBio has created a pipeline of multiple drug candidates in therapeutic areas with significant market opportunities. Much like antibody drug conjugates emerged as a new and transformative treatment modality in certain cancers, the company sees an opportunity for innovative radiopharmaceutical therapeutics to follow a similar path. RayzeBio believes its strategic investments in building a robust product pipeline, development capabilities, and manufacturing infrastructure position the company to be an industry-leading pioneer in the broad application of RPT for cancer.

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Contact: Arvind Kush

Email: info@rayzebio.com